Exhibit 99.1

Contacts
Julie Leber	Damon Elder
Spotlight Marketing Communications	Spotlight Marketing Communications
(949) 427-5172, ext. 703	(949) 427-5172, ext. 702
julie@spotlightmarcom.com	damon@spotlightmarcom.com

Strategic Storage Trust IV Acquires 480-Unit Self Storage Facility on

Texas’ Gulf Coast

GALVESTON, Texas – (Nov. 20, 2017) – Strategic Storage Trust IV, Inc. (SST IV), a public non-traded real estate investment trust sponsored by SmartStop Asset Management, LLC (SmartStop), announced today its purchase of a 480-unit self storage facility near Galveston, Texas.

“This well-located facility is 94.8 percent leased, offers attractive amenities and is strategically situated near Emmett F. Lowry Expressway, a major transit corridor in the area,” said H. Michael Schwartz, chairman and chief executive officer of SST IV. “The property includes a 7.3-acre parcel of land that can be potentially developed to provide added value for our investors. This acquisition aligns perfectly with SST IV’s investment strategy to acquire a portfolio of stabilized self storage properties mixed with value-add opportunities that provide growth opportunities.”

Constructed in 2010, the approximately 80,000-square-foot facility is situated on 10.49 acres of land and is located at 3730 Emmett F. Lowry Expressway in Texas City. The facility features climate-controlled interiors and drive-up access.

About Strategic Storage Trust IV, Inc. (SST IV)

SST IV is a Maryland corporation that intends to qualify as a real estate investment trust for federal income tax purposes. SST IV focuses on the acquisition of stabilized and growth self storage properties.

About SmartStop Asset Management, LLC (SmartStop)

SmartStop is a diversified real estate company focused on self storage assets, along with student and senior housing. SmartStop has a managed portfolio that currently includes approximately 68,000 self storage units, 7.9 million rentable square feet, and $1.3 billion of real estate assets under management. SmartStop is the asset and property manager for 109 self storage facilities located throughout the United States and Toronto, Canada and the asset manager of three student housing facilities. SmartStop is the sponsor of SST IV, Strategic Storage Trust II, Inc. and Strategic Storage Growth Trust, Inc., all public non-traded REITs focusing on self storage assets. The self storage facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. Additional information is available at www.smartstopassetmanagement.com.

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This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in Strategic Storage Trust IV’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.